Exhibit 10.5.1

SEVENTH AMENDMENT
TO
CREDIT AGREEMENT

        This Seventh Amendment to Amended and Restated Loan and Security Agreement is entered into as of September 25, 2002 by and between COMERICA BANK-CALIFORNIA (“Bank”) and CARDIODYNAMICS INTERNATIONAL CORPORATION, a California corporation (“Borrower”).

RECITALS

        Borrower and Bank are parties to that certain Credit Agreement dated as of January 15, 1999, as amended from time to time, including but not limited to that certain First Amendment to Credit Agreement dated as of February 14, 2000, that certain Second Amendment to Credit Agreement dated as of September 7, 2000, that certain Third Amendment to Credit Agreement dated as of March 29, 2001, that certain Fourth Amendment to Credit Agreement dated as of April 14, 2001, that certain Fifth Modification to Credit Agreement dated as of June 13, 2001 and that certain Sixth Modification to Credit Agreement dated as of June 13, 2002 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

        NOW, THEREFORE, the parties agree as follows:

1. The date “September 13, 2002” in Section 1.01(a) of the Agreement (the “ABL Maturity Date”) hereby is amended to read “September 13, 2003.”

2. Section 1.01(a) of the Agreement hereby is hereby is amended in its entirety to read as follows:

        “(a)     Line of Credit – Accounts Receivable, Notes Receivable Borrowing Base Constrained.  Subject to all the terms and conditions of this Agreement, provided that no event of default has occurred and is continuing, and Borrower’s Cash position remains above Four Million Dollars ($4,000,000), Bank shall upon Borrower’s request, make advances (“ABL Loans”) to Borrower, from time to time and in such amounts as Borrower shall request up to an aggregate principal amount outstanding not to exceed:

(1) Eighty percent (80%) maximum of Eligible Accounts Receivable; plus

(2)

Twenty-five percent (25%) of the current portion of eligible notes receivable (meaning “those notes receivables that are no more than 60 days past due”) generated from product sales, not to exceed $350,000;

as such Eligible Accounts, and notes receivable generated from product sales may be adjusted from time to time as provided for under Section 4.15 hereof (the “Borrowing Base”) and in no event more than $4,000,000 (the “ABL Line of Credit”).  Should Borrower’s Cash position fall below Four Million Dollars ($4,000,000), the advance rate will be based on the results of the accounts receivable audit most recently conducted by Bank.

         If at any time or for any reason, the outstanding principal amount of the ABL Loan Account (as defined below) is greater than the lesser of:  (x) the Borrowing Base or (y) the ABL Line of Credit, Borrower shall immediately pay to Bank, in cash, the amount of such excess.  Any commitment of Bank, pursuant to the terms of this Agreement, to make ABL Loans shall expire on the ABL Maturity Date (as hereinafter defined), subject to Bank’s right to renew said commitment in its sole and absolute discretion at Borrower’s request.  Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank.  Provided that no Event of Default (as hereinafter defined) has occurred and is continuing, all or any portion of the ABL Loans advanced by Bank which are repaid by Borrower shall be available for reborrowing in accordance with the terms hereof.  Borrower promises to pay to Bank the entire outstanding unpaid principal balance (and all accrued unpaid interest thereon) of the ABL Loan Account on the earlier of demand by Bank or September 13, 2003 (“ABL Maturity Date”).”

3. Section 4.07 of the Agreement hereby is amended in its entirety to read as follows:

                 “4.07     Maximum Loss.  Maintain a maximum aggregate loss for the period June 1, 2002 through May 31, 2003, measured as of each fiscal quarter ending August 31, 2002, November 30, 2002, February 28, 2003 and May 31, 2003, not to exceed Five Hundred Thousand Dollars ($500,000).  As used herein, “maximum aggregate loss” means Borrower’s GAAP net losses after taxes for the period of measurement.

4. Section 4.18 of the Agreement hereby is amended in its entirety to read as follows:

                 “4.18     Compensating Balances.  Borrower shall maintain net free collected balances in demand deposit accounts with Bank, equal to at least Three Hundred and Fifty Dollars ($350,000) (the “Compensating Balance Limit”).  The Compensating Balance Limit shall be adjusted quarterly in arrears based on the average amount outstanding for the prior quarter according to the following table:

$0 to $499,999	=	$350,000

$500,000 to $999,999	=	$300,000

$1,000,000 to $1,499,999	=	$250,000

$1,500,000 to $1,999,999	=	$200,000

$2,000,000 to $2,499,999	=	$150,000

$2,500,000 to $4,000,000	=	$100,000

        5.      Borrower hereby authorizes Bank to file such UCC Amendments as Bank deems reasonably necessary to maintain perfection of Bank’s security interest in the Collateral, including a UCC Amendment attaching the collateral description attached hereto as Exhibit A.

6. Unless otherwise defined, all capitalized terms in this Amendment shall be as defined in the Agreement. Except as amended, the Agreement remains in full force and effect.

        7.      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	this Amendment, duly executed by Borrower;

(b)	Resolutions to borrow;

(c)	an amount equal to all Bank Expenses incurred in connection with this Amendment;

(d)	a UCC Amendment; and

(e)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CARDIODYNAMICS INTERNATIONAL CORPORATION

By:	/s/ STEPHEN P. LOOMIS

Title:	CFO

COMERICA BANK-CALIFORNIA

By:	/s/ PETER M. DREES

Title:	Vice President

DEBTOR:	CARDIODYNAMICS INTERNATIONAL CORPORATION
SECURED PARTY:	COMERICA BANK-CALIFORNIA

EXHIBIT A
COLLATERAL DESCRIPTION ATTACHMENT
TO SEVENTH AMENDMENT TO CREDIT AGREEMENT/UCC FINANCING STATEMENT

        All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

                    (a)       all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

                     (b)        all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

                     (c)        all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

                     (d)        all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

                     (e)        any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.